Exhibit (h)(5)

                               BLACK DIAMOND FUNDS

                           SHAREHOLDER SERVICE PLAN II


     This Shareholder Service Plan II (the "Plan") is adopted by Black Diamond Funds (the "Trust") with respect to shares of beneficial interest ("Shares") of each series of the Trust or class thereof identified in APPENDIX A hereto, as such Appendix may be amended from time to time (each a "Series," collectively the "Series").

SECTION 1.  SERVICE AGREEMENTS; PAYMENTS

     (a) Management of the Trust is authorized to enter into Shareholder Service Agreements (the "Agreements") with financial institutions and other persons ("Service Providers") who provide services for the Trust and maintain investor ("Shareholder") accounts as set forth in this Plan.

     (b) As compensation for the services described in Section 3 below, the Trust may pay the Service Provider a fee (the "Payments") under the Agreements as set forth in Section 2 below.

     (c) Each Agreement shall contain a representation by the Service Provider that any compensation payable to the Service Provider in connection with an investment in any Series of the assets of its customers (i) will be disclosed by the Service Provider to its customers, to the extent required by law, and (ii) will not result in an excessive fee to the Service Provider.

SECTION 2.  SHAREHOLDER SERVICE FEE

     Pursuant to this Plan, the Trust shall pay each Service Provider a fee at an annual rate not to exceed 0.25% of the average daily net assets of the Shares of each of the Series represented by the Shareholder accounts for which the Service Provider maintains a service relationship.

SECTION 3.  SERVICE ACTIVITIES

     Pursuant to this Plan, Service Provider shall provide some or all of the following services in connection with investments by Shareholders in the Trust:

     (a)  handle  Shareholder  inquiries  regarding the Trust (e.g.,  respond to
          questions  concerning   investments  in  the  Trust,  capital  account
          balances and reports and tax information provided by the Trust);

     (b) assist in the enhancement of relations and communications between Shareholders and the Trust;

     (c) assist in the establishment and maintenance of Shareholder accounts with the Trust;

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     (d)  assist in the  maintenance  of Trust  records  containing  Shareholder information; and

     (e) provide such other information and Shareholder liaison services as the Trust's distributor or investment adviser may reasonably request.

SECTION 4.  AMENDMENT AND TERMINATION

     (a) Any material amendment to the Plan shall be effective only upon approval of the Board of Trustees, including a majority of the Trustees who are not interested persons of the Trust as defined in the Investment Company Act of 1940 (the "Disinterested Trustees").

     (b) The Plan may be terminated without penalty at any time by a vote of a majority of the Disinterested Trustees.

SECTION 5.  LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY

     The Trustees and Shareholders of the Trust shall not be liable for any obligations of the. Trust under the Plan, and a Service Provider shall agree that, in asserting any rights or claims under an Agreement under this Plan, it shall look only to the assets and property of the Trust to which the Service Provider's rights or claims relate in settlement of such rights or claims, and not to the Trustees or Shareholders of the Trust.


Adopted:  July 30, 2003

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                                APPENDIX A TO THE
                           SHAREHOLDER SERVICE PLAN II
                           ---------------------------


Series II Funds (Effective: September 2, 2003):
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Black Diamond Protected Growth 500 Series II
Black Diamond Protected Growth 100 Series II
Black Diamond Protected Growth 2000 Series II
Black Diamond Protected Growth 400 Series II
Black Diamond Total Index Protected Growth Fund II
Black Diamond LS Protected Growth Fund II



Appendix Effective:  September 2, 2003